SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                           SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                         (Amendment No. 6)


                          AptarGroup, Inc.
                          (Name of Issuer)


                    Common Stock, $.01 par value
                    Title of Class of Securities


                            038336 10 3
                           (CUSIP Number)

           King Harris, 200 South Wacker Drive, Suite 700
            Chicago, Illinois 60606-5802  (312/831-1070)
         (Name, Address and Telephone Number of Person
         Authorized to Receive Notices and Communications)


                            November 12, 1998
       (Date of Event which Requires Filing of this Statement)



     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]


     Check the following box if a fee is being paid with the statement [   ]



                 (Continued on the following pages)







                                  Page 1 of 42

                                 13D
CUSIP No.  038336-10-3 |                                          Page 2 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         567,856
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         567,856
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        567,856
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.6%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 3 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Neison Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         149,350
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         400,892
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         149,350
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         400,892
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        550,242
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.5%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 4 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The William W. Harris Trust dtd 10/21/75, fbo William W. Harris
|            Trustees: Jerome Kahn, Jr., William H. Harris, Roberta Harris,
|            Boardman Lloyd, I.R.S. I.D. No. 36-6610577
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                          12,000
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          96,760
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                          12,000
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          96,760
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       108,760
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 5 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                          33,242
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         770,778
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                          33,242
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         770,778
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        804,020
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     2.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 6 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The Roxanne H. Frank Trust f/b/o Roxanne H. Frank
|            Trustees: Jerome Kahn, Jr., Roxanne H. Frank and Jack Polsky
|            I.R.S. I.D. No. 36-6607990
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          59,118
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         59,118
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 7 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The Virginia H. Polsky Trust f/b/o Virginia H. Polsky
|            Trustees: Jerome Kahn, Jr., Virginia H. Polsky, Jack Polsky
|            I.R.S. I.D. No. 36-6630362
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         80,000
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        80,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 8 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            June Harris Barrows
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         222,200
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        222,200
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.6%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 9 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o James Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638562
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        12,200
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       12,200
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 10 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Jack Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. Identification No. 36-6638583
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        12,460
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       12,460
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 11 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Charles Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638565
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        14,300
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       14,300
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 12 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd11/19/76 f/b/o George Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638563
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        13,000
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       13,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 13 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Jean Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638559
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        12,750
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       12,750
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 14 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Bette D. Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        154,190
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                        154,190
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       154,190
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.4%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 15 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Katherine Harris Trust f/b/o Katherine Harris
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6054377
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                   100,000
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                   100,000
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                   0.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 16 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Neison Harris Trust dtd 1/12/54 f/b/o/ William J. Friend
|         Trustees: Katherine Harris King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         64,116
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         64,116
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        64,116
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 17 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Neison Harris Trust dtd 1/12/54 f/b/o/ Pam F. Szokol
|         Trustees: Katherine Harris King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         64,114
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         64,114
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        64,114
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________


                                 13D
CUSIP No.  038336-10-3 |                                         Page 18 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Neison Harris Trust dtd 1/12/54 f/b/o/ Scott C. Friend
|         Trustees: Katherine Harris King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         64,114
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         64,114
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        64,114
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________


                                 13D
CUSIP No.  038336-10-3 |                                         Page 19 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o John B. Harris
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        114,926
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                        114,926
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       114,926
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 20 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Charles H. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          43,862
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          43,862
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         43,862
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 21 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Kelly L. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          43,862
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          43,862
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         43,862
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 22 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Alan H. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          35,862
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          35,862
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         35,862
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 23 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Laurie B. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          35,858
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          35,858
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         35,858
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 24 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Mary Ann Barrows Wark
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         26,060
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         26,060
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        26,060
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 25 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Patricia Barrows Rosbrow
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         3,004
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        3,004
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 26 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Robert L. Barrows
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         69,180
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        69,180
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 27 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The William Harris Settler Trust f/b/o William H. Barrows
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 36-6735858
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         22,410
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        22,410
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 28 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Trust u/w/ of Mildred Harris f/b/o Patricia Barrows Rosbrow
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 93-6124082
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         6,396
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        6,396
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 29 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Trust u/w/ Mildred Harris f/b/o William H. Barrows
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 93-6124080
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         6,390
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        6,390
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1 %
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 30 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Trust u/w/ Mildred Harris f/b/o Robert L. Barrows
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 93-6124081
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         7,442
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        7,442
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 31 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Jerome Kahn, Jr. Revocable Trust
|            Trustee: Jerome Kahn, Jr.
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         567,856
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                                 0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        567,856
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     2.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 32 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving Harris Foundation, William W. Harris, President
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                 48,380
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 33 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                            12,000
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                                 0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                            12,000
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                           12,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 34 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Katherine Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         100,000
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         466,714
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         100,000
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         466,714
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        566,714
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.6%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 35 of 42
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William Harris Investors, Inc.
|            I.R.S. I.D. No. 36-3488341
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                           567,856
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                           567,856
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                          567,856
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.6%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     CO
______________________________________________________________________________



Item 1.   Security and Issuer

          Common Stock, $.01 par value

          AptarGroup, Inc.
          475 West Terra Cotta Avenue, Suite E
          Crystal Lake, IL 60014

Item 2.   Identity and Background

     Parts (a), (b) and (c)-

     Reporting Person

     1.   Irving B. Harris Revocable Trust f/b/o Irving B. Harris; trustee:
Irving B. Harris (Chairman of the Executive Committee and
Director of Pittway Corporation, a manufacturer and distributor of electronic alarm equipment and a publisher of trade magazines and directories; 200 South Wacker Drive, Chicago, IL 60606)

     2.   Neison Harris, Chairman of the Board and Director of
          Pittway Corporation, (Note 1)

     3.   The William W. Harris Trust f/b/o William W. Harris; trustees:
          Jerome Kahn, Jr. (employee of William Harris Investors, Inc. - "WHI", investment advisors), William W. Harris, Roberta Harris and Boardman Lloyd. WHI, a Delaware corporation, is owned by Irving B. Harris, William W. Harris, Virginia H. Polsky and Roxanne H. Frank. The directors and officers are Irving B.
          Harris (director and chairman), Jerome Kahn, Jr. (president and director), Jack R. Polsky (director and executive vice president) Michael S. Resnick (vice president and secretary), Peter E.Martin (vice president), Gary J. Neumayer (treasurer), Michael C.McQuinn (assistant treasurer) and Beth Stephens (assistant treasurer).

     4.   King W. Harris, President and Director of Pittway
          Corporation, 200 South Wacker Drive, Chicago, Il 60606

     5.   The Roxanne H. Frank Trust f/b/o Roxanne H. Frank; trustees:
          Jerome Kahn, Jr., Roxanne H. Frank and Jack Polsky.

     6.   The Virginia H. Polsky Trust f/b/o Virginia H. Polsky;
          trustees: Jerome Kahn, Jr., Virginia H. Polsky and Jack
          Polsky.

     7.   June Harris Barrows

          Virginia H Polsky Trusts dated 11/19/76, trustees: Jerome Kahn, Jr. and Jack Polsky; f/b/o:

     8.   James Polsky
     9.   Jack Polsky
     10.  Charles Polsky
     11.  George Polsky
     12.  Jean Polsky
                                   Page 36 of 42

     13.  Bette D. Harris (Note 1)

     14.  Katherine Harris Trust, f/b/o Katherine Harris;
          trustees: Katherine Harris and King W. Harris (Note 1)

          Neison Harris Trust dated 1/12/54; trustees: Katherine
          Harris, King W. Harris and American National Bank and Trust Company of Chicago, f/b/o (Note 1):
     15.  William J. Friend
     16.  Pam F. Szokol
     17.  Scott C. Friend
     18.  John B. Harris
     19.  Charles H. Paul
     20.  Kelly L. Paul
     21.  Alan H. Paul
     22.  Laurie B. Paul

     23.  Mary Ann Barrows Wark

     24.  Patricia Barrows Rosbrow, psychologist

     25.  Robert L. Barrows, lawyer, partner in Leonard, Street &
          Deinard, 150 South Fifth Street, Suite 2300,
          Minneapolis, Minnesota 55402

     26.  The William Harris Settler Trust; trustees: Irving B.
          Harris and Neison Harris; f/b/o: William H. Barrows

          Trust u/w/ of Mildred Harris; trustees: Irving B. Harris and Neison Harris; f/b/o:
     27.  Patricia Barrows Rosbrow
     28.  William H. Barrows
     29.  Robert L. Barrows

     30.  Jerome Kahn, Jr. Revocable Trust, trustee: Jerome Kahn, Jr.

     31. Irving Harris Foundation, an Illinois not-for-profit corporation; its directors and officers are Irving B. Harris (vice president and director);
          William W. Harris (president, treasurer and director); Jerome Kahn, Jr. (vice president); Nancy
          Meyer (secretary and director); Boardman Lloyd (director); Roberta H. Harris (director)

Note 1: Address is 333 Skokie Boulevard, Suite 114, Northbrook, Illinois 60062-1624.

Except as otherwise indicated above, (a) the persons named have no principal occupations, and (b) their address is 2 North La Salle Street, Suite 400, Chicago, Illinois 60602-3703.




                                   Page 37 of 42
Irving B. Harris and Neison Harris are brothers and June Barrows is their sister. William W. Harris is the son of Irving B. Harris, King W. Harris is the son of Neison Harris and Robert L. Barrows is the son of June Barrows. All of the other persons named herein are either (1) the children, grandchildren or spouses of one of the six individuals named in this paragraph, or spouses of such children or grandchildren, (2) trusts or custodial accounts for the benefit of such children or grandchildren, or
(3) persons who have granted voting and/or dispositive power to, or are affiliates of, one of the six individuals named in this paragraph. The custodians and at least one trustee of each trust named herein have either a family or business relationship with one or more of the six individuals named in this paragraph. Because of the above described relationships, the persons named in this Item 2 may be deemed to be a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

     (d) During the last five years, none of the persons named above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) During the last five years, none of the persons named above has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

    (f) Each of the persons named above is a citizen of, or entity organized in, the United States.


Item 3.	  Source and Amount of Funds or Other Consideration

	    Not applicable


Item 4.	  Purpose of Transaction

     The securities of AptarGroup are held as an investment. Messrs. King Harris and Robert Barrows are directors of AptarGroup and may at any time, either as directors or as stockholders acting independently or in concert with other reporting persons herein, exercise any of the prerogatives of directors or stockholders, including, but not limited to, seeking the sale or transfer of a material amount of assets of AptarGroup or any of its subsidiaries, extraordinary corporate transactions involving AptarGroup or any of its subsidiaries, changes in the present board of directors or management of AptarGroup, and other material changes in AptarGroup's business or corporate structure.
     Such reporting persons expect that AptarGroup may consider the acquisition of other businesses similar to, or different from, those in which it is now engaged. Such persons have no present plans or proposals which relate to or would result in the acquisition or disposition by any person of any material amount of securities of AptarGroup.


                                   Page 38 of 42
Item 5.	Interest in Securities of the Issuer

    (a) and (b) The aggregate number of outstanding shares of Common Stock of AptarGroup which may be deemed to be beneficially owned within the meaning of Section 13(d) by the persons named in Item 2 is 1,687,416 common shares, constituting 4.7% of such outstanding shares.

     The following table lists the number of Common shares directly owned by each of the persons named in Item 2 (designated by the number corresponding to such name in Item 2) and the related percentage of outstanding shares.


                    Number              Per Cent of
     Person         of Shares           Outstanding Shares

      1.                  0                    -
      2.            149,350                    .4%
      3.             12,000                     *
      4.            237,306                    .7
      5.             59,118                    .2
      6.             80,000                    .2
      7.            222,200                    .6
      8.             12,200                     *
      9.             12,460                     *
     10.             14,300                     *
     11.             13,000                     *
     12.             12,750                     *
     13.            154,190                    .4
     14.            100,000                    .3
     15.             64,116                    .2
     16.             64,114                    .2
     17.             64,114                    .2
     18.            114,926                    .3
     19.             43,862                    .1
     20.             43,862                    .1
     21.             35,862                     *
     22.             35,858                     *
     23.             26,060                     *
     24.              3,004                     *
     25.             69,180                    .2%
     26.             22,410                     *
     27.              6,396                     *
     28.              6,390                     *
     29.              7,442                     *
     30.                946                     *
     31.                  0                    - .
     Total        1,687,416                   4.7%


     *Less than one-tenth of one percent




                                   Page 39 of 42
     In addition to shares shown in the foregoing table as being directly owned, certain persons named in Item 2 also have or may be deemed to have sole power to vote or direct the vote and to dispose or direct the disposition of shares owned by other persons named herein by virtue of being a sole stockholder, custodian or trustee, or having a business relationship with custodians or trustees. In addition, such persons have or may be deemed to have shared voting and dispositive power over shares owned by other persons named herein by virtue of being co-trustee or holding power of attorney. The following table lists the individuals having such voting and dispositive powers and the other persons (designated by the number corresponding to such name in Item 2) with respect to which such powers are held:

Investment power         Sole voting and           Shared voting and
   held by               dispositive power         dispositive power

Neison Harris                                      Person 4*, 13, 26-29

Irving B. Harris         **                        **

William W. Harris                                  3, 31

Jack Polsky              **                        **

King W. Harris                                     14, 15-22

Katherine Harris         14                        15-22

WHI                      **                        **

Jerome Kahn, Jr          **                        **

     * Neison Harris has no power to vote or dispose of 33,242 shares beneficially owned by Person #4.

    ** William Harris Investors, Inc. (WHI) reports that in its discretion as an investment advisor it has sole dispositive power and shared voting power with respect to shares held by persons #1, 3, 5-12 and 23-31. Jerome Kahn, Jr. is the President of WHI. Jack Polsky is a Vice President of WHI.


      (c) The following table lists the transactions of AptarGroup Inc. Common shares effected during the preceding 60 days by the persons named in
Item 2 (designated by the number corresponding to such name in Item 2.)

Date    Person  No. of Shares   Price    Transaction

10/30/98  31      (96,760)      $28.00   Sale NYSE
11/02/98   1      (82,400)      N/A      Gift
11/03/98   1      (40,000)      N/A      Gift
11/06/98   1      (40,000)      N/A      Gift
11/12/98  31      (16,800)      N/A      Gift

      (d) To the knowledge of the persons named in Item 2, no other persons, except beneficiaries of certain of such entities, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares owned by such persons.

     (e) Not applicable.



Item 6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer

          The persons named above have no contracts, arrangements, understandings or relationships (legal or otherwise) with any person not named herein with respect to any securities of the issuer, including but not limited to transfer or voting of any of the securities, finders fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profit or loss, or the giving or withholding of proxies, except for options for 12,000 shares granted or to be granted to Mr. King Harris and 6,000 shares granted or to be granted to Mr. Robert Barrows as Directors and 12,000 shares granted to William Harris as a former Director of AptarGroup pursuant to its Director Option Plan.


Item 7.   Material to be Filed as Exhibits

Exhibits:     Number   Description

               24.1 Joint Filing Agreement and Power of Attorney dated July 30, 1998 (incorporated by reference to
                       Exhibit 24.1 of Amendment No. 5 to Schedule 13D dated July 30, 1998).

               24.2 Joint Filing Agreement and Power of Attorney dated June 9, 1998 (incorporated by reference to
                       Exhibit 24.1 of Amendment No. 4 to Schedule 13D dated June 9, 1998).

               24.3 Joint Filing Agreement and Power of Attorney dated January 16, 1997 (incorporated by reference to
                       Exhibit 24.1 of Amendment No. 3 to Schedule 13D dated January 16, 1997).

               24.4 Joint Filing Agreement and Power of Attorney dated March 13, 1996 (incorporated by reference to Exhibit A of Amendment No. 2 to Schedule 13D dated March 14, 1996).

               24.5 Joint Filing Agreement and Power of Attorney dated May 4, 1993 (incorporated by reference to
                       Exhibit A of Schedule 13D dated May 4, 1993).

                                       * * * * *



          The inclusion of information in this statement shall not be construed as an admission that the persons named in Item 2 are beneficial owners of any shares other than those shares as to which each is described in Item 5 as the direct owner.



Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  November 24, 1998



/s/   Edward J. Schwartz
Edward J. Schwartz as authorized representative for each of the persons named in Item 2.